Exhibit 23.9

CONSENT OF QUALIFIED PERSON

Magemi Mining Inc. hereby consents to the public filing of Sections 10.1, 14.1.1, 14.2.1, 14.3.1, and 14.4.1 (the “Covered Sections”) of the Technical Report Summary titled “Technical Report Summary, Elk Creek Project, Nebraska” with an Effective Date of June 30, 2022 (the “Technical Report Summary”) as an exhibit to this Registration Statement on Form S-1 and any and all amendments and supplements thereto (the “Registration Statement”) of NioCorp Developments Ltd. (the “Company”).

Magemi Mining Inc. also consents to the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary.

Magemi Mining Inc. also consents to any extracts from or a summary of the Covered Sections in the Registration Statement (the “Disclosure”).

Magemi Mining Inc. certifies that we have read the Disclosure being filed by the Company and that it fairly and accurately represents the information in the Covered Sections.

Signed and dated this 19th day of February 2025 at North York, Ontario, Canada.

/s/ Georgi Doundarov
Georgi Doundarov, M.SC, P.Eng., PMP, CCP CEO
Magemi Mining Inc.